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                                                                    EXHIBIT 12.1

                           VALERO ENERGY CORPORATION
             COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES AND
                       RATIO OF EARNINGS TO FIXED CHARGES
                  AND PREFERRED AND PREFERENCE STOCK DIVIDENDS
                             (Dollars in Thousands)

                                            Year Ended
                                           December 31,                        YEAR ENDED DECEMBER 31,
                                               1993           ----------------------------------------------------------
                                           Pro Forma(1)         1993         1992        1991        1990         1989
                                           ------------       --------     --------    --------    --------     --------
Pretax income from continuing
   operations  . . . . . . . . . . . . . .   $ 79,498         $ 68,224     $131,419    $146,367     $145,593    $ 59,301
Add (Deduct):
   Net interest expense  . . . . . . . . .     89,792           37,182       30,423      12,540       18,067      24,361
   Amortization of previously capitalized
     interest  . . . . . . . . . . . . . .      6,300            4,998        4,544       3,457        3,416       3,390
   Interest portion of rental expense(2) .      8,003            4,316        4,214       3,913        4,256       4,502
   Distributions (less than)/in excess of
     equity in earnings of VNGP, L.P.  . .         --           (4,970)      (1,067)      1,030       (5,603)     11,611
                                             --------         --------     --------    --------     --------    --------
   Earnings as defined . . . . . . . . . .   $183,593         $109,750     $169,533    $167,307     $165,729    $103,165
                                             ========         ========     ========    ========     ========    ========

Net interest expense . . . . . . . . . . .   $ 89,792         $ 37,182     $ 30,423    $ 12,540     $ 18,067    $ 24,361
Capitalized interest . . . . . . . . . . .     14,048           12,335       15,853      25,408        6,499         610
Interest portion of rental expense(2)  . .      8,003            4,316        4,214       3,913        4,256       4,502
                                             --------        ---------     --------    --------     --------    --------
   Fixed charges as defined  . . . . . . .    111,843           53,833       50,490      41,861       28,822      29,473

Pretax earnings required to cover
 preferred and preference stock
 dividend requirements . . . . . . . . . .     19,989            2,364        2,310       8,966       10,855      19,073
                                             --------        ---------     --------    --------     --------    --------

   Fixed charges and preferred and
      preference stock dividends as
      defined  . . . . . . . . . . . . . .   $131,832         $ 56,197     $ 52,800    $ 50,827     $ 39,677    $ 48,546
                                             --------         --------     --------    --------     --------    --------

Ratio of earnings to fixed charges . . . .       1.64x            2.04x        3.36x       4.00x        5.75x       3.50x
                                             ========         ========     ========    ========     ========    ========

Ratio of earnings to fixed charges and
   preferred and preference stock
   dividends . . . . . . . . . . . . . . .       1.39x            1.95x        3.21x       3.29x        4.18x       2.13x
                                             ========         ========     ========    ========     ========    ========

_________________

(1) The pro forma computation for the period ended December 31, 1993 assumes that the acquisition of the outstanding interests in VNGP, L.P. and the issuance of the New Preferred Stock to provide funds therefor, occurred on January 1, 1993. The pro forma computation also assumes the repayment of long-term bank debt with the excess of the net proceeds of the Offering over the acquisition cost of the outstanding limited partner interests and the other costs of the proposed acquisition.

(2) The interest portion of rental expense represents one-third of rents, which is deemed representative of the interest portion of rental expense.